Exhibit 10.1

Execution Version

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of November 22, 2010 by and among SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), each of the Domestic Subsidiaries of Borrower party hereto as Subsidiary Guarantors, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank, Borrower and each Subsidiary Guarantor hereby agree as follows:

ARTICLE I

DEFINED TERMS

As used in this Agreement and unless otherwise expressly indicated, or unless the context clearly requires otherwise, the following terms shall have the following meanings:

“AAA” means the American Arbitration Association.

“Acquired Business” means the entity or assets acquired by Borrower in an Acquisition, whether before or after the date of this Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock, partnership interests, membership interests or equity of any Person, or (c) a merger or consolidation or any other combination with another Person provided that Borrower is the surviving entity.

“Agreement” means this Credit Agreement, as amended, modified and/or supplemented from time to time.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bank” has the meaning set forth in the introductory paragraph to this Agreement.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), as amended, modified or recodified from time to time.

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Collateral” has the meaning set forth in Section 2.4 hereof.

“Business Day” means any day except a Saturday or Sunday or any other day on which commercial banks in California are authorized or required by law to close.

“Capital Lease” means any lease of Property which in accordance with GAAP would be required to be capitalized on the balance sheet of the lessee.

“Cash and Cash Equivalents” means cash and Cash Equivalents, treated under GAAP in a manner consistently applied.

“Cash Equivalents” means, as to any Person: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either S&P or Moody’s; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty percent (20.00%) or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” mean November 22, 2010.

“Collateral” means collectively, the Borrower Collateral and the Subsidiary Collateral.

“Commitment Termination Date” means November 18, 2011.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A hereto.

“Consolidated Domestic Unencumbered Liquidity” means the sum, without duplication, of the following amounts, none of which shall be encumbered by any Liens (other than any Permitted Lien described in clause (i) or, if the relevant depository institution is Wells Fargo Bank, National Association, clause (v) of the definition thereof): (i) Cash and Cash Equivalents of Borrower and each of its Domestic Subsidiaries; and (ii) the Market Value of Unrestricted Marketable Securities of Borrower and each of its Domestic Subsidiaries.

“Consolidated Unencumbered Liquidity” means the sum, without duplication, of the following amounts, none of which shall be encumbered by any Liens (other than any Permitted Lien described in clause (i) or clause (v) of the definition thereof): (i) Cash and Cash Equivalents of Borrower and each of its Subsidiaries; and (ii) the Market Value of Unrestricted Marketable Securities of Borrower and each of its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such Person possesses, directly or indirectly, the power to vote fifteen percent (15.00%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by this Agreement, debentures, notes or other similar instruments, (iii) all obligations of such Person under any and all rate swap transactions, credit derivative transactions, bond or bond price or bond index swaps, options, interest rate options, cap transactions, floor transactions, collar transactions, or any other similar transactions (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and under any and all transactions of any kind, and the related confirmations, including those subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations of such Person as lessee under capital leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all guarantees by such Person of Debt of other Persons.

“Default” means a condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Line of Business” means any business engaged primarily in the sale of people management, collaboration, analytics, publishing or related software and services.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Exchange Agreement” means collectively, (i) that certain Foreign Exchange Agreement, dated as July 30, 2001, between Borrower and Bank, as the same may be amended, modified, supplemented, amended and restated or replaced from time to time and (ii) the New Foreign Exchange Agreement.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a country (or political subdivision thereof) other than the United States (or political subdivision thereof).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles or standards as may be approved by a significant segment of the accounting profession in the United States, that are in effect and applicable to the circumstances and/or Persons to which such generally accepted accounting principles relate as of the date of determination, consistently applied and used consistently with the prior practices of such Persons (which Persons include Borrower each Subsidiary Guarantor for all purposes of this Agreement).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Section 8.6(a) hereof.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Indemnified Party” has the meaning set forth in Section 8.3(b) hereof.

“Intellectual Property” means all of Borrower’s and its Subsidiaries’ right, title, and interest in and to the following: (i) Copyrights, Trademarks and Patents; (ii) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (iii) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (iv) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (v) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (vi) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and (vii) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Joinder Agreement” means an agreement entered into by a Material Domestic Subsidiary of Borrower following the date hereof to join in the guaranty set forth in Section 8.6, in substantially the form of Exhibit B hereto or any other form approved by Bank.

“Letter of Credit” has the meaning set forth in Section 2.1(b) hereof.

“Letter of Credit Agreement” means each application and agreement relating to a Letter of Credit that Bank may require in connection with any request for the issuance of a Letter of Credit.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Line of Credit” has the meaning set forth in Section 2.1(a) hereof.

“Line of Credit Note” has the meaning set forth in Section 2.1(a) hereof.

“Loan Documents” means this Agreement, each Letter of Credit Agreement, the Foreign Exchange Agreement, the Line of Credit Note, any Letter of Credit and each contract, instrument and other document required under this Agreement or at any time hereafter delivered to Bank in connection herewith or therewith.

“Market Value” means, in respect of any Marketable Securities, the fair market value thereof. The fair market value of any Marketable Securities shall be determined on the basis of the published bid price thereof, or, if there shall be no such published bid price on the basis of the last sale price thereof (if such investment is traded on a recognized market) or, if no such publication or market exists, on the basis of quotations or last sale prices of securities or instruments substantially similar to the relevant Marketable Securities, which substantially similar securities or instruments are quoted or traded on a recognized market or, if there are no such substantially similar securities, on such basis as Bank shall reasonably deem appropriate in the circumstances.

“Marketable Securities” means (i) investments in direct obligations of the United States or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States or of any agency of the United States, (ii) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P, (iii) investments in certificates of deposit, Eurodollar deposits or bankers’ acceptances issued by any United States domestic commercial bank having capital and surplus of not less than $100,000,000 or any branch of a foreign bank licensed by a state or the federal government of the United States and having capital and surplus in such branch of not less than $100,000,000, (iv) investments in corporate debt securities which are rated in one of the three highest long-term rating categories (without regard to gradations within a rating category) or in the highest short-term rating category by Moody’s or S&P (without regard to gradations within such rating category), (v) repurchase agreements secured by obligations described in clause (i) of this definition, (vi) equity securities conforming to Borrower’s Investment Policies which are listed on a national securities exchange registered under Section 6 of the United States Securities and Exchange Act of 1934, as amended, or quoted on the National Association of Securities Dealers’ automated interdealer quotation national market system, (vii) investments in mutual funds (including, without limitation, money market funds and index funds) registered under the United States Investment Company Act of 1940, as amended, provided that the portfolio of any such mutual fund is limited to obligations described in clauses (i) through (vi) of this definition, or (viii) any other investments approved in writing by Bank.

“Material Adverse Effect” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance or properties of either: (i) Borrower; or (ii) Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of either Borrower or Borrower and the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon: (i) the legality, validity, binding effect or enforceability of any Loan Document to which Borrower or any Subsidiary Guarantor is a party against either: (A) Borrower; or (B) Borrower and the Subsidiary Guarantors taken as a whole; or (ii) the rights and remedies of Bank under or in respect of any Loan Document.

“Material Domestic Subsidiary” means any Domestic Subsidiary that (a) holds at least five percent (5.00%) of the consolidated assets of Borrower and its Subsidiaries, (b) generates at least five percent (5.00%) of the consolidated net income of Borrower and its Subsidiaries, (c) is irrevocably designated by Borrower in writing to be a “Material Domestic Subsidiary” for purposes of this Agreement or (d) is the owner of equity interests of any Material Domestic Subsidiary or Material Foreign Subsidiary; provided that if the total amount of all Domestic Subsidiaries that are not otherwise Material Domestic Subsidiaries pursuant to either (a), (b), (c) or (d) above, in the aggregate, either (x) hold at least fifteen percent (15.00%) of the consolidated assets of Borrower and its Subsidiaries or (y) generate at least fifteen percent (15.00%) of the consolidated net income of Borrower and its Subsidiaries, then each such Domestic Subsidiary shall be deemed to be a Material Domestic Subsidiary for all purposes under this Agreement and Borrower shall cause such other Domestic Subsidiaries to execute a Joinder Agreement and become a Subsidiary Guarantor hereunder unless and until Borrower causes a sufficient number of Domestic Subsidiaries to be designated “Material Domestic Subsidiaries” pursuant to (c) above, such that, following such designation, the remaining Domestic Subsidiaries that are not Material Domestic Subsidiaries pursuant to (a), (b), (c) or (d) above do not meet the thresholds set forth in (x) or (y) hereof. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, neither Ultris, Inc., a California corporation (“Ultris”), and Centra Software, LLC, a Delaware limited liability company (“Centra”), shall be a Material Domestic Subsidiary hereunder unless and until Bank, in its sole discretion, shall designate in a written notice to Borrower that either Ultris or Centra or both is thereafter a Material Domestic Subsidiary and is required to perform all of the duties and obligations required hereunder of a Material Domestic Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that (a) holds at least five percent (5.00%) of the consolidated assets of Borrower and its Subsidiaries, (b) generates at least five percent (5.00%) of the consolidated net income of Borrower and its Subsidiaries or (c) is irrevocably designated by Borrower in writing to be a “Material Foreign Subsidiary” for purposes of this Agreement; provided that if the total amount of all Foreign Subsidiaries that are not otherwise Material Foreign Subsidiaries pursuant to either (a), (b) or (c) above, in the aggregate, either (x) hold at least fifteen percent (15.00%) of the consolidated assets of Borrower and its Subsidiaries or (y) generate at least fifteen percent (15.00%) of the consolidated net income of Borrower and its Subsidiaries, then each such Foreign Subsidiary shall be deemed to be a Material Foreign Subsidiary for all purposes under this Agreement and Borrower shall pledge or cause to be pledged 65% of the voting stock, ownership interest or other equity interest in all such other Foreign Subsidiaries unless and until Borrower causes a sufficient number of Foreign Subsidiaries to be designated “Material Foreign Subsidiaries” pursuant to (c) above, such that, following such designation, the remaining Foreign Subsidiaries that are not Material Foreign Subsidiaries pursuant to (a), (b) or (c) above do not meet the thresholds set forth in (x) or (y) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“New Foreign Exchange Agreement” means the Foreign Exchange Agreement between Borrower and Bank to be executed within thirty (30) days of the Closing Date, as the same may be amended, modified, supplemented, amended and restated or replaced from time to time

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied: (a) the Acquired Business is in an Eligible Line of Business; (b) the Acquisition shall not be a Hostile Acquisition; (c) the financial statements of the Acquired Business shall be in form and substance reasonably satisfactory to Bank and shall have undergone review of a scope reasonably satisfactory to Bank; (d) Borrower shall have notified Bank not less than fifteen (15) days prior to any such Acquisition and furnished to Bank at such time reasonable details as to such Acquisition (including sources and uses of funds therefor) and covenant compliance calculations reasonably satisfactory to Bank demonstrating satisfaction of the condition described in clause (e) below; (e) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 5.9 hereof on a pro forma basis; and (f) the Acquisition shall have been approved by Borrower’s board of directors and (if legally required) owners, and all necessary legal and regulatory approvals with respect to the Acquisition shall have been obtained.

“Permitted Liens” means (i) Liens granted pursuant to the Loan Documents, (ii) Liens listed on Schedule 1 hereto, (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are maintained by Borrower or any Subsidiary, (iv) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens arising by operation of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the

Collateral or risk the loss or forfeiture thereof, (v) Liens on deposit accounts or securities accounts (and the contents thereof), in favor of the financial institution at which such account is located, arising pursuant to such financial institution’s standard terms and conditions governing such account, but only to the extent that such Liens secure obligations for fees, charges or indemnification obligations related to such account and specifically not to the extent that such Liens secure obligations for borrowed money, (vi) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of like nature incurred in the ordinary course of business, other than any such Liens which secure obligations for borrowed money, (vii) Liens existing on equipment, computers or software acquired by Borrower or a Subsidiary at the time of such Person’s acquisition thereof (provided that such Lien is confined solely to the property so acquired or the proceeds thereof), (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (ix) Liens arising from judgments, decrees or attachments not constituting an Event of Default, (x) restrictions and other minor encumbrances on real property which do not individually or in the aggregate materially impair the use or value of such property or risk the loss or forfeiture thereof and (xi) customary rights of any lessor, lessee or sublessee with respect to leased property arising under any lease entered into in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means an employee pension benefit plan (as defined in ERISA).

“Rules” has the meaning set forth in Section 8.13(b) hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

“Security Agreement” means (a) the Security Agreement, dated as of the Closing Date (and as amended, restated, supplemented or otherwise modified from time to time, the “Borrower Security Agreement”), executed by Borrower in favor of Bank; (b) the Third Party Security Agreement, dated as of the Closing Date (and as amended, restated, supplemented or otherwise modified from time to time, the “Third Party Security Agreement”), executed by each Subsidiary Guarantor in favor of Bank; and (c) any similar document executed thereafter pursuant to the terms hereof or otherwise in connection herewith after the Closing Date.

“Subsidiary Collateral” has the meaning set forth in Section 2.4 hereof.

“Subordinated Debt” means all indebtedness which is (i) designated by Borrower in writing as “Subordinated Debt” and approved in writing by Bank, in Bank’s sole and absolute discretion, as subordinated to Borrower’s obligations to Bank under this Agreement and (ii) subject to subordination agreement(s) in form and substance satisfactory to Bank in Bank’s sole and absolute discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” has the meaning set forth in Section 8.6(a) hereof.

“Subsidiary Guarantor Subordinated Debt” has the meaning set forth in Section 8.6(i) hereof.

“Subsidiary Guarantor Subordinated Debt Payments” has the meaning set forth in Section 8.6(i) hereof.

“SVB LC Obligations” means obligations in respect of (i) that certain standby letter of credit bearing letter of credit number SVBSF005225 in the initial face amount of $260,000.00, dated May 9, 2008, and issued by Silicon Valley Bank for the account of Borrower and (ii) that certain standby letter of credit bearing letter of credit number bearing letter of credit number SVBSP000148 in the initial face amount of $63,498.40, dated August 31, 2004, and issued by Silicon Valley Bank for the account of Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower or its Subsidiaries connected with and symbolized by such trademarks.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Marketable Securities” means Marketable Securities that are not subject to any Lien, obligation, covenant or other restriction as to use or disposition other than any Permitted Lien described in clause (i) or clause (v) of the definition thereof.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used in this Agreement include, as appropriate, all genders and the plural as well as the singular; (ii) references to this Agreement include any and all Exhibits and Schedules hereto; (iii) references to words such as “herein,” “hereof” and the like shall refer to this Agreement as a whole and not to any particular part or Section herein; (iv) any defined term which relates to a document referenced in this Agreement shall include within its definition any amendments, modifications, renewals, restatements, extensions, supplements or substitutions in effect through the date of this Agreement but shall not include within its definition any renewals, restatements, extensions, supplements or substitutions after the date of this Agreement; (v) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (vi) any defined term which relates to a Person shall include within its definition the successors and permitted assigns of such Person.

ARTICLE II

CREDIT TERMS

SECTION 2.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Commitment Termination Date, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) (the

“Line of Credit”), the proceeds of which shall be used for working capital and general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of November 22, 2010 (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an Affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Four Million Dollars ($4,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than three hundred sixty five (365) days beyond the Commitment Termination Date. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 2.2 LIABILITIES IF LINE OF CREDIT TERMINATED OR CANCELLED.

If, at the time of termination or cancellation of the Line of Credit, any contingent liabilities of Borrower in connection with any Letter of Credit or the Foreign Exchange Agreement or foreign exchange contracts or any other obligations of Borrower to Bank of any nature whatsoever remain outstanding under the Foreign Exchange Agreement, any of the other Loan Documents or any other agreement between Borrower and Bank, Borrower shall deliver and pledge to Bank, cash collateral in an aggregate amount of, and as security for, all such contingent obligations in respect of outstanding Letters of Credit and the Foreign Exchange Agreement. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, control agreements, financing statements, and other documents as Bank shall require, all in form and substance reasonably satisfactory to Bank.

SECTION 2.3. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest in the manner and at the rate of interest set forth in the Line of Credit Note. The amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower at the rate of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

(c) Letter of Credit Fees. Borrower shall pay to Bank (A) fees upon the issuance of each standby Letter of Credit equal to one-half of one percent (0.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any standby Letter of Credit and fees upon the occurrence of any other activity with respect to any standby Letter of Credit (including without limitation, the transfer, amendment or cancellation of any standby Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 2.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank under this Agreement and the other Loan Documents, including all indebtedness of Borrower to Bank under the Line of Credit, the Foreign Exchange Agreement, and each Letter of Credit, Borrower and each Subsidiary Guarantor shall, pursuant to Security Agreements grant to Bank security interests of first priority (subject to Permitted Liens) in their respective interests in all of the “Collateral” under and as defined in (i) in the case of Borrower, the Borrower Security Agreement (as defined in the definition of Security Agreement), and (ii) in the case of each Subsidiary Guarantor, the Third Party Security Agreement (as defined in the definition of Security Agreement).

SECTION 2.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank under this Agreement, the Line of Credit and the other Loan Documents shall be guaranteed jointly and severally by each of the Subsidiary Guarantors, as evidenced by and subject to the terms of this Agreement and each Joinder Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower and each Subsidiary Guarantor makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower and each Subsidiary Guarantor to Bank subject to this Agreement.

SECTION 3.1. LEGAL STATUS. Each of Borrower and each Subsidiary Guarantor is a corporation, partnership or limited liability company duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, partnership or limited liability company, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect on Borrower or such Subsidiary Guarantor.

SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement and each Loan Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof and thereof will constitute legal, valid and binding agreements and obligations of Borrower and each Subsidiary Guarantor party thereto, or the party which executes the same, enforceable in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or the effect of laws relating to or affecting the rights of creditors generally.

SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Subsidiary Guarantor of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of such Person’s Organizational Documents, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound.

SECTION 3.4. LITIGATION. There are no pending, or to the best of Borrower’s and each Subsidiary Guarantor’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Subsidiary Guarantor other than those disclosed to Bank on Schedule 3.4 hereto.

SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual consolidated financial statement of Borrower dated May 31, 2010, and all interim financial statements delivered to Bank since such date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower and each Subsidiary Guarantor, (b) disclose all liabilities of Borrower and each Subsidiary Guarantor that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower or any Subsidiary Guarantor, nor has Borrower or any Subsidiary Guarantor mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 3.6. INCOME TAX RETURNS. Neither Borrower nor any Subsidiary Guarantor has any knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Subsidiary Guarantor is a party or by which Borrower or any Subsidiary Guarantor may be bound that requires the subordination in right of payment of any of Borrower’s or any Subsidiary Guarantor’s obligations subject to this Agreement to any other obligation of Borrower or any Subsidiary Guarantor.

SECTION 3.8. PERMITS, FRANCHISES. Borrower and each Subsidiary Guarantor possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses reasonably required for the conduct of such Person’s business and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 3.9. ERISA. Borrower and each Subsidiary Guarantor are in compliance in all material respects with all applicable provisions of ERISA; Borrower and each Subsidiary Guarantor have not violated any provision of any Plan maintained or contributed to by Borrower or such Subsidiary Guarantor; no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary Guarantor; Borrower and each Subsidiary Guarantor has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10. OTHER OBLIGATIONS. Neither Borrower nor any Subsidiary Guarantor is (i) in default on any obligation for borrowed money or any purchase money obligation in the principal amount of Five Hundred Thousand Dollars ($500,000) or more (either individually or in the aggregate considering all similar obligations then in default) or (ii) in default on any other material lease, commitment, contract, instrument or obligation, which default could have a Material Adverse Effect.

SECTION 3.11. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.11 hereto, each of Borrower and each Subsidiary Guarantor is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect such Person’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any Subsidiary Guarantor is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. None of Borrower or any Subsidiary Guarantor has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 3.12. SUBSIDIARIES. None of Borrower or any Subsidiary Guarantor owns any stock, equity or other ownership interest in any Person other than the Subsidiaries set forth on Schedule 3.12 hereto.

SECTION 3.13. TRUTH, ACCURACY OF INFORMATION. To the best of Borrower’s and each Subsidiary Guarantor’s knowledge, no statement of financial or other information furnished by Borrower or any Subsidiary Guarantor to Bank in connection with this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statement not misleading in light of all of the circumstances existing on the date the statement was made, including such circumstances or other factual information previously furnished by Borrower or any Subsidiary Guarantor to Bank; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein.

SECTION 3.14. FICTITIOUS NAMES. The only fictitious names used by Borrower and each Subsidiary Guarantor are set forth on Schedule 3.14 hereto.

SECTION 3.15. MUTUAL BENEFIT. The funds that have been and are to be borrowed from Bank by Borrower have been and are to be contemporaneously paid to or used for the benefit of each Subsidiary Guarantor. It is the position, intent and expectation of the parties that each of Borrower and each Subsidiary Guarantor has derived and will continue to derive significant, substantial and direct benefits from the accommodations that have been made by Bank under the Loan Documents and that each of Borrower and each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code) and more than sufficient consideration to support the indebtedness, obligations, liens and security interests created under the Loan Documents and all repayments or other transfers made or to be made to Bank. To the extent, if any, that funds are transferred by any of Borrower or any Subsidiary Guarantor to Borrower or any other Subsidiary Guarantor, as the case may be, which such recipient intends to be used to repay Bank, it is the position, intent and expectation of the parties that: (a) such funds shall in fact be used to contemporaneously repay Bank; (b) to the maximum extent permitted by law, these transfers constitute contemporaneous exchanges for value given to the transferor and, therefore, shall qualify for the protection and benefits of Section 547(c) of the Bankruptcy Code; and (c) in any event, Bank, as the immediate transferee of such funds, shall take them in “good faith” and without “knowledge of the voidability of the transfer” as between Borrower and such Subsidiary Guarantor or as between Subsidiary Guarantors, as the case may be, if any, as those phrases are used in Section 550(b) of the Bankruptcy Code.

To the extent that any payment or collateral proceeds received by Bank is subsequently avoided or otherwise required to be paid over to any other person or entity, then the obligation or indebtedness which had been paid, reduced or satisfied by such payment or receipt of collateral proceeds shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

SECTION 3.16. SOLVENCY. Borrower and each Subsidiary Guarantor, taken individually, is solvent, able to pay its debts generally as such debts mature, and has capital sufficient to carry on its businesses and all businesses in which it is about to engage. The saleable value of Borrower’s and each Subsidiary Guarantor’s total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of Borrower’s or such Subsidiary Guarantor’s total obligations. None of Borrower or any Subsidiary Guarantor will be rendered insolvent by the execution or delivery of this Agreement or of any of the other Loan Documents or by the transactions contemplated hereunder or thereunder.

ARTICLE IV

CONDITIONS

SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to make the initial extension of credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement, the Security Agreements and the Line of Credit Note.

(ii)	Corporate resolutions and incumbency certificates from or on behalf of Borrower and each Subsidiary Guarantor certified as of the date hereof by the Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iii)	A true and correct copy of Borrower’s and each Subsidiary Guarantor’s Organizational Documents, certified as of a recent date by the Secretary of State of such Person’s jurisdiction of incorporation, organization or formation, as applicable, and certified as of the date hereof to be a true and correct copy thereof by a Secretary or Assistant Secretary of Borrower or such Subsidiary Guarantor, as applicable.

(iv)	A good standing and/or tax good standing certificate for Borrower and each Subsidiary Guarantor from each such Person’s jurisdiction of organization and each other jurisdiction reasonably requested by Bank as of a recent date, and, if requested by Bank, a bring-down certificate by facsimile dated on or about the Closing Date.

(v)	All security agreements, pledge agreements, guaranties, UCC-1 financing statements, UCC amendments and other documentation from Borrower, each Subsidiary Guarantor and each other Person required by Bank for the creation, perfection and preservation of the personal property security interests described in Section 2.4 hereof, including, without limitation, if requested by Bank, the original stock certificates of each corporate Subsidiary Guarantor and any original membership interest certificates of each limited liability company Subsidiary Guarantor (if certificated) and any other original documents evidencing any other equity interest of a Subsidiary Guarantor (to the extent that a Lien on such equity can be perfected by possession of such documents) and current UCC searches covering Borrower and each Subsidiary Guarantor from such jurisdictions as Bank shall require.

(vi)	A legal opinion from counsel to Borrower and the Subsidiary Guarantors in form and substance satisfactory to Bank.

(vii)	Evidence of repayment of all indebtedness owing by Borrower to Silicon Valley Bank (except for the SVB LC Obligations)

(viii)	Such other documents as Bank may require under any other Section of this Agreement.

(b) Financial Condition. There shall have been no Material Adverse Effect since August 31, 2010.

(c) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s and each Subsidiary Guarantor’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(d) Fees and Expenses. Borrower shall have paid all fees and invoiced costs and expenses then due pursuant to the terms of this Agreement.

SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Event of Default shall have occurred and be continuing.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, in connection with the issuance of any Letter of Credit, a Letter of Credit Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower and each Subsidiary Guarantor covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower and each Subsidiary Guarantor subject hereto, Borrower and each Subsidiary Guarantor shall, unless Bank otherwise consents in writing:

SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 5.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower (in each case during normal business hours and upon reasonable advance notice); provided that Borrower shall not be obligated to reimburse Bank for the costs and expenses incurred in connection with more than one inspection and more than one audit during any calendar year, unless an Event of Default has occurred and is continuing.

SECTION 5.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) promptly after the sending or filing thereof, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Borrower, copies of each Form 10-K report, prepared by an independent certified public accountant acceptable to Bank, filed by Borrower with the United States Securities and Exchange Commission or any successor agency and, concurrently therewith, a consolidating financial statement of Borrower, prepared by Borrower, to include balance sheets, profit and loss statements, statements of cash flows, reconciliations of net worth and a duly completed Compliance Certificate executed by a senior financial officer of Borrower;

(b) promptly after the sending or filing thereof, but in no event later than forty-five (45) days after and as of the end of each fiscal quarter (including the last fiscal quarter of Borrower’s fiscal year) of Borrower, copies of each Form 10-Q report filed by Borrower with the United States Securities and Exchange Commission or any successor agency and, concurrently therewith, the consolidating financial statements of Borrower, prepared by Borrower, to include balance sheets, income statements, statements of retained earnings and statements of cash flows and a duly completed Compliance Certificate executed by a senior financial officer of Borrower;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of equity interests of Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements, if any, that Borrower may file or be required to file with the United States Securities and Exchange Commission or any successor agency under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Bank pursuant hereto; and

(d) from time to time such other information as Bank may reasonably request;

provided that if any such material is electronically filed by Borrower or any of its Subsidiaries with the United States Securities and Exchange Commission and is publicly available through the internet or other electronic means, Borrower will notify Bank promptly following such filing and upon the request of Bank, furnish a copy of such materials to Bank. Delivery of notice to Bank that such material has been electronically filed and is publicly available shall satisfy the delivery requirements with regard to such report or information.

SECTION 5.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises reasonably necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower or such Subsidiary Guarantor is organized and/or which govern Borrower’s or such Subsidiary Guarantor’s continued existence; and comply with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower or such Subsidiary Guarantor and/or reasonably necessary for the conduct of such Person’s business.

SECTION 5.5. INSURANCE. Maintain and keep in force, for each business in which Borrower and each Subsidiary Guarantor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank. Deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 5.6. FACILITIES. Keep all properties useful, necessary or reasonably required in the conduct of Borrower’s and each Subsidiary Guarantor’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or such Subsidiary Guarantor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Subsidiary Guarantor has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary Guarantor is obligated to make such payment.

SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or, to Borrower’s knowledge, threatened against Borrower or any Subsidiary Guarantor with a claim in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00).

SECTION 5.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using GAAP (except to the extent modified by the definitions herein):

(a) At all times, minimum Consolidated Unencumbered Liquidity of not less than Fifteen Million Dollars ($15,000,000.00) including a minimum Consolidated Domestic Unencumbered Liquidity of not less than Ten Million Dollars ($10,000,000.00).

(b) As of the end of each fiscal quarter, net losses after taxes during the four consecutive fiscal quarter period then ended of not more than Four Million Dollars ($4,000,000.00).

SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or any Subsidiary Guarantor; (c) the occurrence and nature of any Reportable Event or

Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any Subsidiary is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00).

SECTION 5.11. SECURITY; JOINDER AGREEMENT; FOREIGN SUBSIDIARIES. At all times maintain in favor of Bank perfected security interests in all assets in which, under the provisions of this Agreement, Bank has obtained or is to obtain a security interest, of such priority as is designated herein; take such actions (including, without limitation, the filing of financing statements and fixture filings) as Bank deems necessary and appropriate to protect Bank’s security interests; and provide to Bank such assurances as Bank may require as to Borrower’s and each Subsidiary Guarantor’s compliance herewith. Borrower shall at all times cause each Material Domestic Subsidiary to be a Subsidiary Guarantor hereunder and Borrower shall cause each Person that becomes a Material Domestic Subsidiary after the Closing Date to execute and deliver a Joinder Agreement, security agreement, pledge agreement, control agreement and/or any and all other agreements, documents or opinions reasonably requested by Bank to cause such Person to be a Subsidiary Guarantor under this Agreement and to perfect or maintain the perfected security interest of Bank in the assets of such Material Domestic Subsidiary as required hereunder within ten (10) Business Days after such Person becomes a Material Domestic Subsidiary. Borrower shall execute such agreements, documents or instruments, or take such other actions, as Bank reasonably deems necessary in order to effectuate the pledge to Bank of security interests in Borrower’s ownership interest in all Material Foreign Subsidiaries (such pledge exclusive of shares of voting stock of such Material Foreign Subsidiary that represent more than 65% of the voting stock of such Material Foreign Subsidiary, as described in Section 2.4 hereof) and after the Closing Date, Borrower shall and shall cause each Subsidiary that owns a Material Foreign Subsidiary from time to time (including any Material Foreign Subsidiary of a Domestic Subsidiary) after the Closing Date, to execute, or cause to be executed, such agreements, documents or instruments, or take such other actions, as Bank reasonably deems necessary in order to effectuate the pledge to Bank of security interests in Borrower’s and/or Borrower’s Subsidiaries’, ownership interest in such Material Foreign Subsidiary (such pledge exclusive of shares of voting stock of such Material Foreign Subsidiary that represent more than 65% of the voting stock of such Material Foreign Subsidiary, as described in Section 2.4 hereof). In addition, Borrower and each Subsidiary Guarantor shall, upon request of Bank, deliver to Bank as additional collateral for their obligations hereunder all original stock certificates of such Subsidiary Guarantor, all original membership interest certificates of each limited liability company Subsidiary Guarantor (if certificated) and all other original documents evidencing any other equity interest of a Subsidiary Guarantor or with respect to any such Person who becomes a Subsidiary (including any Subsidiary of a Subsidiary) after the Closing Date, to the extent that the pledge thereof is required hereunder and to the extent that a Lien on such equity can be perfected by possession of such documents.

SECTION 5.12. DEPOSIT ACCOUNTS; CASH MANAGEMENT SERVICES. (a) Cause, within ninety (90) days after the Closing Date (other than those securing the SVB LC Obligations), the transfer of all balances held on deposit at Silicon Valley Bank as of the Closing Date into deposit accounts held at Wells Fargo Bank, National Association.

(b) So long as the Commitment Termination Date has not occurred or any Letter of Credit or foreign exchange contract remains outstanding, as of and following the date that is ninety (90) days after the Closing Date, Borrower shall and shall cause the Subsidiary Guarantors to maintain substantially all (other than those accounts securing the SVB LC Obligations) of their deposit accounts and cash management services with Bank.

SECTION 5.13. FURTHER ASSURANCES. (a) From time to time hereafter, Borrower will execute and deliver such additional instruments, certificates or documents, and will take all such actions as Bank may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the Loan Documents or for the purpose of more fully perfecting or renewing the rights of Bank with respect to the rights, properties or assets subject to such documents (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Borrower which may be deemed to be a part thereof). Upon the exercise by Bank of any power, right, privilege or remedy pursuant to this Agreement or the Loan Documents which requires any consent, approval, registration, qualification or authorization of any Governmental Authority or instrumentality, Borrower will execute and deliver all necessary applications, certifications, instruments and other documents and papers that Bank may be required to obtain for such governmental consent, approval, registration, qualification or authorization.

(b) Borrower shall, upon the request of Bank, from time to time, execute and deliver and, if necessary, file, register and record such further financing statements, amendments, continuation statements and other documents and instruments and take such further action as may be reasonably necessary to effect the provisions of this Agreement, and the other Loan Documents. Borrower shall pay or cause to be paid all filing, registration and recording fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment of such instruments of further assurance, and all federal or state fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement, the Loan Documents and such instruments of further assurance.

SECTION 5.12. NEW FOREIGN EXCHANGE AGREEMENT. Execute and deliver, within thirty (30) days after the Closing Date, the New Foreign Exchange Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Borrower and each Subsidiary Guarantor further covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower or any Subsidiary Guarantor to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower and each Subsidiary Guarantor will not without Bank’s prior written consent:

SECTION 6.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 2.1 hereof.

SECTION 6.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year, on a consolidated basis, in excess of an aggregate of Four Million Dollars ($4,000,000.00).

SECTION 6.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or any Subsidiary Guarantor to Bank, (b) any other liabilities of Borrower or any Subsidiary Guarantor existing as of the date hereof and disclosed on Schedule 6.3 hereto, (c) Capital Leases in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00), (d) intercompany loans owing to Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary, (e) Subordinated Debt and (f) indebtedness secured by Permitted Liens.

SECTION 6.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity, except (i) in connection with a Permitted Acquisition or (ii) in the case of any merger or consolidation of any Subsidiary into or with any other Subsidiary or with or into Borrower so long as Borrower remains the surviving entity in any such merger or consolidation; make any substantial change in the nature of Borrower’s or any Subsidiary Guarantor’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except in connection with a Permitted Acquisition, sell, lease, transfer or otherwise dispose of a material portion of Borrower’s or any Subsidiary Guarantor’s assets, except (i) in the ordinary course of its business, (ii) in connection with the liquidation of any Subsidiary that is not a Subsidiary Guarantor or a Material Foreign Subsidiary, (iii) in connection with the liquidation of any Subsidiary Guarantor or Material Foreign Subsidiary so long as such assets are transferred to Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary or (iv) in a single transaction in an amount not to exceed One Million Dollars ($1,000,000.00) and, together with all other dispositions of assets under this Section 6.4(iv), in an aggregate amount not to exceed Five Million Dollars ($5,000,000.00).

SECTION 6.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary Guarantor as security for, any liabilities or obligations of any other person or entity, except any of the foregoing (i) in favor of Bank, (ii) by Borrower with respect to obligations of any Subsidiary in the ordinary course of business, or (iii) in an aggregate amount not to exceed One Million Dollars ($1,000,000.00).

SECTION 6.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) Permitted Acquisitions in an aggregate amount not to exceed Ten Million Dollars ($10,000,000.00) during the term of this Agreement, (c) any of the foregoing among Borrower, the Subsidiary Guarantors and the Material Foreign Subsidiaries, (d) any of the foregoing among Borrower and Saba Software KK in an aggregate amount, including any of the foregoing existing on the date of this Agreement, not to exceed Seven Million Dollars ($7,000,000.00), (e) any of the foregoing consisting of deposit accounts, Cash Equivalents or Marketable Securities or otherwise made in accordance with Borrower’s investment policy, (f) advances to employees in the ordinary course of business and (g) any of the foregoing not described in the preceding clauses (a) through (f), in an amount not to exceed $250,000 in any fiscal year.

SECTION 6.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash or any other property on Borrower’s or any Subsidiary Guarantor’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s or any Subsidiary Guarantor’s stock now or hereafter outstanding; provided however, that Borrower may (i) repurchase Borrower’s stock in an aggregate amount not to exceed Ten Million Dollars ($10,000,000.00) during the term of this Agreement and (ii) pay dividends made solely in Borrower’s common stock.

SECTION 6.8. PLEDGE OF ASSETS. (a) Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Subsidiary Guarantor’s assets or any of the Collateral, now owned or hereafter acquired, including any Intellectual Property of Borrower or any Subsidiary, except Permitted Liens or (b) enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which agreement, document, instrument or other arrangement directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging or granting a security interest in, upon or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower or any Subsidiary Guarantor shall fail to pay (i) when due any principal or interest, payable under any of the Loan Documents or (ii) within five (5) Business Days after when due any other amounts payable under the Loan Documents (other than as set forth in Section 7.1(a)(i)).

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower, any Subsidiary Guarantor, any Material Foreign Subsidiary or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 7.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any material contract, instrument or document (other than any of the Loan Documents) between Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary and Bank, or pursuant to which Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary has incurred any Debt in excess of $250,000 to any person or entity.

(e) Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state, federal or other law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary in an amount exceeding One Million Dollars ($1,000,000.00), individually or in the aggregate, considering all other notices of judgment lien then received, which is not covered by insurance and is not satisfied or stayed within thirty (30) Business Days; or the recording of any abstract of judgment against Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary in any county in which Borrower, such Subsidiary Guarantor or such Material Foreign Subsidiary has an interest in real property, in an amount exceeding One Million Dollars ($1,000,000.00), individually or in the aggregate, considering all other abstracts of judgment then recorded, which is not covered by insurance and is not satisfied or stayed within thirty (30) Business Days; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against any material portion of the assets of Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary which is not removed within thirty (30) Business Days; or the entry of a judgment against Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary in an amount exceeding One Million Dollars ($1,000,000.00), individually or in the aggregate, considering all judgments then entered against Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary, which is not covered by insurance and is not satisfied or stayed within thirty (30) Business Days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary.

(g) An event or circumstance that has had a Material Adverse Effect occurs.

(h) Except as not prohibited under Article VI, the dissolution or liquidation of Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary; or Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower, any Subsidiary Guarantor or any Material Foreign Subsidiary.

(i) A Change of Control occurs.

(j) A Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any Subsidiary Guarantor or Borrower or any Subsidiary Guarantor (i) fails to comply in any material respect with any applicable provisions of ERISA, (ii) violates any provision of any Plan it maintains or to which it contributes, (iii) fails to meet its minimum funding requirements under ERISA with respect to each Plan, or (iv) is unable to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

(k) This Agreement or any of the other Loan Documents ceases to be in full force and effect (including, without limitation, the failure of any collateral document to create a valid and perfected security interest or lien) other than due to the act or omission of Bank.

SECTION 7.2. REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to foreclose upon any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	SABA SOFTWARE, INC.
2400 Bridge Parkway
Redwood Shores, CA 94065
Attn: Bill Slater
Facsimile: (650) 581-2545

SUBSIDIARY GUARANTORS:

c/o SABA SOFTWARE, INC.
2400 Bridge Parkway
Redwood Shores, CA 94065
Attn: Bill Slater
Facsimile: (650) 581-2545

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Peninsula Commercial Banking Office
400 Hamilton Avenue, Suite 210
Palo Alto, California 94301
Attention: Catherine E. Hill

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy or electronic email, upon receipt.

SECTION 8.3. COSTS AND EXPENSES; INDEMNIFICATION. (a) Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower, any Subsidiary Guarantor or any other person or entity.

(b) Borrower and each Subsidiary Guarantor jointly and severally agrees to indemnify and hold harmless Bank, its officers, directors, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which an Indemnified Party may incur or be subject to as a result of any claim against an Indemnified Party by any Person other than Borrower or any Subsidiary (except to the extent that such claim by Borrower or any Subsidiary against any Indemnified Party is unsuccessful) by reason of or in connection with the execution and delivery of and consummation and performance of the transactions contemplated by this Agreement, the Line of Credit Note or any other Loan Documents; provided, however, that Borrower and each Subsidiary Guarantor shall not be required to indemnify an Indemnified Party for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, any of the foregoing are caused by the willful misconduct or gross negligence of such Indemnified Party. Nothing in this Section 8.3 is intended to limit the obligations of Borrower or any Subsidiary Guarantor to pay its obligations under this Agreement or the other Loan Documents. The provisions of this Section 8.3 shall survive the termination of this Agreement and the payment in full of the obligations of Borrower and each Subsidiary Guarantor hereunder.

SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that neither Borrower nor any Subsidiary Guarantor may assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Subsidiary Guarantor or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 8.5. RIGHT OF SETOFF If an Event of Default shall have occurred and be continuing, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Bank to or for the credit or the account of Borrower or any Subsidiary Guarantor against any and all of the obligations to Bank, irrespective of whether or not Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of Bank different from the branch or office holding such deposit or obligated on such obligations. The rights of Bank under this Section 8.5 are in addition to other rights and remedies (including other rights of setoff) that Bank may have. Bank agrees to notify Borrower or such Subsidiary Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.6. GUARANTY.

(a) (i) Each Material Domestic Subsidiary of Borrower party hereto and each Material Domestic Subsidiary that becomes a guarantor of the Obligations pursuant to a Joinder Agreement (each, a “Subsidiary Guarantor”) unconditionally and irrevocably guarantees to Bank the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of (A) the obligations of Borrower under this Agreement, (B) the obligations of Borrower under the other Loan Documents and (C) all other obligations of Borrower to Bank, including, without limitation, all other advances, debts, obligations and liabilities of Borrower to Bank, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement with Bank, and whether Borrower shall be liable individually or jointly with others, or whether recovery upon which may be or hereafter becomes unenforceable (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such proceeding.

(ii) Notwithstanding any term or provision of this Agreement or any other Loan Document to the contrary, the maximum aggregate amount for which any Subsidiary Guarantor shall be liable under the Loan Documents shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement or any other Loan Document for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 8.6(a)(iii) and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made by any Subsidiary Guarantor under any Loan Document.

(iii) To the extent that any Subsidiary Guarantor shall be required under any Loan Document to pay any portion of any indebtedness under any Loan Document exceeding the greater of (x) the amount of the economic benefit actually received by such Subsidiary Guarantor from the loans and other obligations under the Loan Documents and (y) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the indebtedness and other liabilities under the Loan Documents (excluding the amount thereof repaid by the Borrower) in the same proportion as such Subsidiary Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors on such date, then such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Subsidiary Guarantors on such date.

(b) Each Subsidiary Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 8.6, executed at any time by such Subsidiary Guarantor in favor of Bank; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 8.6, and Bank may enforce any and all of its respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 8.6, at any time executed by such Subsidiary Guarantor in favor of Bank, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the debt thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Subsidiary Guarantor acknowledges that, in providing benefits to Borrower, Bank is relying upon the enforceability of this Section 8.6 and the Guaranteed Obligations as separate and distinct debt of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Bank would be denied the full benefit of its bargain if at any time this Section 8.6 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of Bank under this Section 8.6. Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Bank, evidencing such Subsidiary Guarantor’s obligations under this Section 8.6. Upon the occurrence of any Event of Default, a separate action or actions may be brought against any Subsidiary Guarantor, whether or not Borrower, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Subsidiary Guarantor or any such other Person.

(c) To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that Bank can enforce under this Section 8.6, Bank by its acceptance hereof accepts such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 8.6 fully enforceable and nonavoidable.

(d) The liability of any Subsidiary Guarantor under this Section 8.6 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i) such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon Bank’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) Bank may enforce this Section 8.6 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Bank, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv) such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

(A) any proceeding under any Bankruptcy Law;

(B) any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C) any merger, acquisition, consolidation or change in structure of Borrower or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

(D) any assignment or other transfer, in whole or in part, of Bank’s interests in and rights under this Agreement (including this Section 8.6) or the other Loan Documents;

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Subsidiary Guarantor, any other guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F) Bank’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G) Bank’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral therefor;

(H) Bank’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

(I) any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Bank.

(e) Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Bank (as applicable under the relevant Loan Documents) may deem proper;

(iii) Bank may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv) Bank may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against Borrower.

(f) Each Subsidiary Guarantor waives and agrees not to assert:

(i) any right to require Bank to proceed against Borrower, any other guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Bank whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Subsidiary Guarantor or any other Person;

(iv) any defense based upon Bank’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 8.6, including any and all benefits that otherwise might be available to such Subsidiary Guarantor under any of California Civil Code Sections 1432, 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726; and

(vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Bank upon this guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this guaranty. Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Subsidiary Guarantor or any other Person with respect to the Guaranteed Obligations.

(g) No Subsidiary Guarantor shall have any right to require Bank to obtain or disclose any information with respect to: the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Bank or any other Person; or any other matter, fact or occurrence whatsoever. Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Bank with respect thereto.

(h) Until the Guaranteed Obligations shall be satisfied in full and all commitments to extend credit by Bank to Borrower shall be terminated, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 8.6, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 8.6; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Bank as against any Borrower or other guarantors or any other Person, whether in connection with this Section 8.6, any of the other Loan Documents or otherwise. If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Bank and shall forthwith be paid to Bank to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i) All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Subsidiary Guarantor or to any other Subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Subsidiary Guarantor, directly or indirectly, or assets of Borrower or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Debt (“Subsidiary Guarantor Subordinated Debt Payments”) in each case, except to the extent not prohibited under Article VI.

If any Subsidiary Guarantor Subordinated Debt Payments shall be received in contravention of this Section 8.6, such Subsidiary Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Bank and shall be paid over or delivered to Bank for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 8.6 after giving effect to any concurrent payments or distributions to Bank in respect of the Guaranteed Obligations.

(j) This guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until all commitments to extend credit by Bank to Borrower shall be terminated and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by Bank of written notice from such Subsidiary Guarantor of its intention to discontinue this guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Bank hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Bank in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k) This guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Bank, whether as a result of proceedings under any Bankruptcy Law or otherwise. All losses, damages, costs and expenses that Bank may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Bank contained in Section 8.3.

(l) The extensions of credit provided to or for the benefit of Borrower hereunder by Bank have been and are to be contemporaneously used for the benefit of Borrower and each Subsidiary Guarantor. It is the position, intent and expectation of the parties that Borrower and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the extensions of credit to be made available by Bank under the Loan Documents. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code, in Section 3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be solvent.

(m) EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 8.6. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Subsidiary Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Bank, is hereby irrevocably authorized and empowered (in its own the name or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any its the rights or interests; and each Subsidiary Guarantor shall promptly take such action as Bank may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Debt for the account of Bank and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Debt; (B) to execute and deliver to Bank such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Debt; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Debt Payments.

SECTION 8.7. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower, each Subsidiary Guarantor and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.8. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.9. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.10. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy and/or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

SECTION 8.13. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the AAA; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with such Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

BORROWER:		BANK:

SABA SOFTWARE, INC.		WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/	By:	/s/
Title:		Title:

SUBSIDIARY GUARANTORS:

SABA SOFTWARE INTERNATIONAL, INC.

By:	/s/
Title: